As filed with Securities and Exchange Commission on December 30, 2005
Registration No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN MEDICAL ALERT CORP.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2571221 (I.R.S. Employer Identification No.)

3265 Lawson Boulevard
Oceanside, New York 11572
(516) 536-5850
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

2005 STOCK INCENTIVE PLAN
of
AMERICAN MEDICAL ALERT CORP.
(Full Title of Plan)

Howard Siegel, Chairman and Chief Executive Officer
American Medical Alert Corp.
3265 Lawson Boulevard
Oceanside, New York 11572
(Name and address of agent for service)

(516) 536-5850
(Telephone number, including area code, of agent for service)

with a copy to:
James Alterbaum, Esq.
Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 554-7800

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)

Common Stock, par value $.01 per share	40,000	$6.49(2)	$259,600	$27.78
Common Stock, par value $.01 per share	25,000	$6.93(2)	$173,250	$18.54
Common Stock, par value $.01 per share	45,000	$6.36(2)	$286,200	$30.62
Common Stock, par value $.01 per share	25,000	$5.96(2)	$149,000	$15.94
Common Stock, par value $.01 per share	655,000	$6.11(3)	$4,002,050	$428.22

TOTAL:	750,000			$521.10

(1) This registration statement covers shares of Common Stock of American Medical Alert Corp., which may be sold or offered pursuant to the 2005 Stock Incentive Plan (the “Plan”) in accordance with Rule 416. Pursuant to Rule 416(a), this registration statement also covers additional of shares of Common Stock that may be offered pursuant to the Plan as a result of stock splits, stock dividends or similar transactions.

(2) Relates to shares of Common Stock underlying stock options previously granted pursuant to the Plan. The actual offering price (i.e., exercise price) has been used to calculate the maximum offering price pursuant to Rule 451(h)(1) of the Securities Act of 1933, as amended.

(3) With respect to the shares of Common Stock that have not yet been awarded under the 2005 Stock Incentive Plan, for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the average of the high and low prices per share of Common Stock as reported on the NASDAQ Stock Market on December 28, 2005.

(4) Estimated solely for the purpose of determining the registration fee and calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by 0.000107.

INTRODUCTION

This Registration Statement on Form S-8 is filed by American Medical Alert Corp., a New York corporation (the “Company”), relating to 750,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) issuable to eligible directors, officers and employees of the Company under the Company’s 2005 Stock Incentive Plan (the “Plan”).

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                Plan Information

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.                 Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents heretofore filed by the Company with the Securities Exchange Commission (hereinafter, the "Commission") pursuant to Section 13(a) of the Securities Exchange Act of 1934 (hereinafter, the "1934 Act") are incorporated herein by reference:

(1) The Company’s latest annual report filed on Form 10-KSB for the fiscal year ended December 31, 2004, filed pursuant to Section 13(a) or (15(d) of the 1934 Act;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by Company’s latest annual report referred to in (1) above;

(3) The description of the Company's common stock, par value $0.01 per share (hereinafter, the "Common Stock"), which is contained in the Company's Registration Statement on Form 8-A for the registration of certain classes of securities filed on December 8, 1983, including any amendments and reports filed for the purpose of updating such descriptions.

All reports and other documents filed by the Company with the Commission subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this

Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) Section 722 of the New York Business Corporation Law ("NYBCL") provides, in general, that a New York corporation may indemnify any person made, or threat-ened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and neces-sarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corpo-ration and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertak-ing by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws of the corporation or, when authorized by such certifi-cate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the direc-tor or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

(b) Article Seventh of the Company's Certificate of Incorporation, as amended, sets forth as follows:

"Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law."

(c) Article VI of the Company's Amended and Restated By-Laws sets forth as follows:

"Each person who is made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Company or serves or served any other entity in any capacity at the request of the Company shall be indemnified by the Company to the maximum extent permitted by statute as amended from time to time."

(d) Except with respect to one of its directors, with whom the Company anticipates entering into such an agreement, the Company has entered into Indemnification Agreements with each of its directors and officers (each an “Indemnitee”). Pursuant to the Indemnification Agreements, the Company agreed to indemnify the Indemnitee if the Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and including one by or in the right of the Company or by or in the right or any other entity in which the Indemnitee served at the request of the Company (each an “Action”) by rea-son of the fact that the Indemnitee (or the Indemnitee's testator or intestate) is or was a director or officer of the Company or any direct or indirect subsidiary of the Company, or served another entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with such Action. The Indemnitee shall be entitled to indemnification only to the extent that (i) with respect to any and all Actions, the Indem-nitee acted in good faith, for a purpose which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or a subsidiary of the Company, and (ii) with respect to any criminal Action, the Indemnitee did not have reasonable cause to believe that the Indemnitee's conduct was unlawful. In case of an action by or in the right of the Company or by or in the right of any other entity in which Indemnitee served as an officer or director, no indemnification shall be made in respect of (i) any threatened or pending Action which is settled or otherwise disposed of, or (ii) any Action as to which the Indemnitee shall have been adjudged to be liable to the Company or a subsidiary of the Company, unless and only to the extent that the court in which such Action was brought shall determine upon application that, in view of all the circumstances of the Action, the Indemnitee is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses which such court shall deem proper.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibit
Number Description

3.01(i)
Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on January 14, 1981 (Incorporated herein by reference to Exhibit 3.01(i) of the Company's Registration Statement on Form S-8, filed with the Commission on October 1, 2001).

3.01(ii)
Certificate of Amendment of the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on August 12, 1981 (Incorporated herein by reference to Exhibit 3.01(ii) of the Company's Registration Statement on Form S-8, filed with the Commission on October 1, 2001).

3.01(iii)
Certificate of Correction of the Certificate of Amendment of the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on December 1, 1983 (Incorporated herein by reference to Exhibit 3.01(i) of the Company's Registration Statement on Form S-8, filed with the Commission on October 1, 2001).

3.01(iv)
Certificate of Amendment of the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on July 2, 1997 (Incorporated herein by reference to Exhibit 3.01(i) of the Company's Registration Statement on Form S-8, filed with the Commission on October 1, 2001).

3.01(v)
Certificate of Amendment of the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on June 30, 2000 (Incorporated herein by reference to Exhibit 3.01(i) of the Company's Registration Statement on Form S-8, filed with the Commission on October 1, 2001).

3.01(vi)
Certificate of Amendment of the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on September 20, 2002 (Incorporated herein by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-QSB, filed with the Commission on November 14, 2002)

3.02	Amended and Restated By-Laws of the Company. (Incorporated herein by reference to Exhibit 3(ii) of the Company's Quarterly Report on Form 10-QSB, filed with the Commission on August 15, 2005).

4.01(i)
2005 Stock Incentive Plan of American Medical Alert Corp., effective as of August 18, 2005 (Incorporated herein by reference on Exhibit A of the Company's Definitive Proxy Statement, filed with the Commission and dated June 30, 2005).

4.01(ii)
Text of amendment to 2005 Stock Incentive Plan (Incorporated herein by reference to Exhibit 10.2(ii) of the Company's Quarterly Report on form 10-QSB/A, filed with the Commission on November 18, 2005).

5.01*	Opinion of Moses & Singer, LLP, counsel to the Company, as to the legality of the Common Stock being offered.

23.1*	Consent of Margolin, Winer and Evens LLP, auditors to the Company.

23.2*	Consent of Moses & Singer, LLP (contained in Exhibit 5.01).

24.1*	Powers of Attorney of certain officers and directors of the Company (included in signature page).

*	Filed herewith.

ITEM 9. UNDERTAKINGS.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any mate-rial change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the 1933 -Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amend-ment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on the 30 day of December, 2005.

AMERICAN MEDICAL ALERT CORP.

By: /s/ Jack Rhian
Jack Rhian
President and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Howard M. Siegel and Jack Rhian and each of them, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement with all exhibits thereto, and any and all documents in connection therewith, with the Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things required and necessary to be done, as fully and to all intents and purposes as, he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Howard M. Siegel Howard M. Siegel	Chairman of the Board, Director and Chief Executive Officer	Date: December 30, 2005
/s/ Ronald Levin Ronald Levin	Director	Date: December 30, 2005
/s/ John S.T. Gallagher John S.T. Gallagher	Director	Date: December 30, 2005
/s/ James F. LaPolla James F. LaPolla	Director	Date: December 30, 2005
/s/ Yacov Shamash Yacov Shamash	Director	Date: December 30, 2005
/s/ Jack Rhian Jack Rhian	Director, President and Chief Operating Officer	Date: December 30, 2005
/s/ Frederic S. Siegel Frederic S. Siegel	Director and Senior Vice President - Business Development	Date: December 30, 2005
/s/ Richard Rallo Richard Rallo	Chief Financial Officer and Principal Accounting Officer	Date: December 30, 2005